Exhibit 99.1

Roundy’s, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

MILWAUKEE – March 4, 2015 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the fourth quarter and full year ended January 3, 2015.

Q4 20141

•	Net sales from continuing operations increased 26.1% to $1,075.8 million

•	Net income from continuing operations was $7.5 million, or $0.16 diluted net earnings per common share, compared to net income from continuing operations of $3.2 million, or $0.07 diluted net earnings per common share

•	Adjusted net income from continuing operations[2] was $3.5 million, or $0.07 adjusted diluted net earnings per common share[2], compared to adjusted net income from continuing operations[2] of $5.8 million, or $0.13 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA from continuing operations[2] was $37.0 million compared to $35.0 million

Year-to-Date 20141

•	Net sales from continuing operations increased 15.0% to $3,855.2 million

•	Net loss from continuing operations was $252.9 million, or $5.30 net loss per diluted common share, compared to net income from continuing operations of $25.8 million, or $0.57 diluted net earnings per common share

•	$247.1 million after-tax, non-cash goodwill impairment charge incurred

•	Adjusted net loss from continuing operations[2] was $2.1 million, or $0.04 adjusted net loss per diluted common share[2], compared to adjusted net income from continuing operations[2] of $27.8 million, or $0.61 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA from continuing operations[2] was $119.4 million compared to $146.1 million

“We are pleased with our improvement in net sales and EBITDA in the fourth quarter of 2014 from the prior year,” said Robert A. Mariano, chairman, president and chief executive officer of Roundy’s. “The fourth quarter was also our second consecutive quarter of improved same-store sales. Overall, 2014 was a transition year for the Company with our investments in Illinois growth and our transition out of the Twin Cities market. Each successive quarter was another building block in creating a solid foundation for the future.”

[1]	All comparisons are to the thirteen and fifty-two weeks ended December 28, 2013. See “Discontinued Operations” for a discussion of the 27 Rainbow stores that are included in discontinued operations for the thirteen and fifty-two weeks ended December 28, 2013 and the fourteen and fifty-three weeks ended January 3, 2015.
[2]	Adjusted Net Income (Loss) from Continuing Operations, Adjusted Net Earnings (Loss) per Common Share from Continuing Operations and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Mr. Mariano concluded, “While the current operating environment still presents challenges near-term, we remain confident in our ability to implement our strategic operational initiatives designed to optimize our long-term performance.”

Financial Results for Fourth Quarter of 2014

Results from Continuing Operations

Net sales from continuing operations for the fourth quarter of 2014 were $1,075.8 million, an increase of $222.7 million, or 26.1%, from $853.0 million for the fourth quarter of 2013. The increase primarily reflects the benefit of new and acquired stores in Illinois and the impact of an additional week in 2014, partially offset by a decrease in same-store sales. The additional week in 2014 provided a benefit of approximately $80 million in net sales. Same-store sales from continuing operations declined 2.3%, which was due to a 3.7% decrease in the number of customer transactions, partially offset by a 1.4% increase in average transaction size. Same-store sales continue to be negatively impacted by competitive store openings in our Wisconsin markets.

Gross profit for the fourth quarter of 2014 increased 21.0% to $275.6 million, from $227.8 million in the same period last year. Gross profit as a percentage of net sales was 25.6% for the fourth quarter of 2014, compared to 26.7% in the same period last year. The decrease in gross profit as a percentage of net sales primarily reflects increased shrink (including the effect of the start-up impact of new or acquired Illinois stores) and increased promotional and pricing investments, partially offset by an increased perishable sales mix.

Operating and administrative expenses for the fourth quarter of 2014 increased to $265.0 million, from $208.7 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 24.6% in the fourth quarter of 2014, from 24.5% in the same period last year. The slight increase in the rate as a percentage of net sales was primarily due to a $7.0 million facility charge for two Wisconsin stores closed during the quarter (which had material remaining lease payments) and increased occupancy and labor costs in new or acquired Illinois stores relative to the chain average, partially offset by the benefit of the additional week in 2014 which allowed for greater leveraging of fixed expenses.

For the fourth quarter of 2014, net income from continuing operations was $7.5 million, or $0.16 diluted net earnings per common share, compared to net income from continuing operations of $3.2 million, or $0.07 diluted net earnings per common share, for the fourth quarter of 2013. Adjusted net income from continuing operations for the fourth quarter of 2014 was $3.5 million, or $0.07 adjusted diluted net earnings per common share, compared to adjusted net income from continuing operations of $5.8 million, or $0.13 adjusted diluted net earnings per common share, for the fourth quarter of 2013. See “Reconciliation of Non-GAAP Amounts” for important information about Adjusted Net Income from Continuing Operations and Adjusted Net Earnings Per Common Share from Continuing Operations, which are non-GAAP financial measures, and for a full reconciliation of the most comparable GAAP measures.

Adjusted EBITDA from continuing operations for the fourth quarter of 2014 was $37.0 million, compared to $35.0 million in the fourth quarter of 2013. The increase was primarily due to the additional week in fiscal 2014, partially offset by the effect of decreased same-store sales in the Company’s Wisconsin markets.

Financial Results for Fiscal 2014

Results from Continuing Operations

Net sales were $3,855.2 million for the fifty-three weeks ended January 3, 2015, an increase of $502.2 million, or 15.0%, from $3,352.9 million for the fifty-two weeks ended December 28, 2013. The increase primarily reflects the benefit of new and acquired stores in Illinois and the impact of an additional week in 2014, partially offset by a decrease in same-store sales. Same-store sales from continuing operations declined 2.9%, which was due to a 4.8% decrease in the number of customer transactions, partially offset by a 2.0% increase in average transaction size. Same-store sales continue to be negatively impacted by competitive store openings in the Company’s Wisconsin markets.

For the fifty-three weeks ended January 3, 2015, net loss from continuing operations was $252.9 million, or $5.30 net loss per diluted common share, compared to net income from continuing operations of $25.8 million, or $0.57 diluted net earnings per common share, for the fifty-two weeks ended December 28, 2013. Adjusted net loss from continuing operations for the fifty-three weeks ended January 3, 2015 was $2.1 million, or $0.04 adjusted net loss per diluted common share, compared to adjusted net income from continuing operations of $27.8 million, or $0.61 adjusted diluted net earnings per common share, for the fifty-two weeks ended December 28, 2013. See “Reconciliation of Non-GAAP Amounts” for important information about Adjusted Net Income (Loss) from Continuing Operations and Adjusted Net Earnings (Loss) Per Common Share from Continuing Operations, which are non-GAAP financial measures, and for a full reconciliation of the most comparable GAAP measures.

Adjusted EBITDA from continuing operations for the fifty-three weeks ended January 3, 2015 was $119.4 million, compared to $146.1 million in the fifty-two weeks ended December 28, 2013. The decrease was primarily due to the effect of a decrease in same-store sales in the Company’s Wisconsin markets and start-up costs related to the Dominick’s stores acquired from Safeway, partially offset by the impact of the additional week in fiscal 2014.

Net cash flows provided by operating activities for the fifty-three weeks ended January 3, 2015 were $48.0 million, compared to $104.0 million during the fifty-two weeks ended December 28, 2013. The decrease in cash provided by operating activities was due primarily to lower operating income, timing of payments for accounts payable and increased interest payments, partially offset by reduced payments for income taxes.

Stevens Point

During the fourth quarter of 2014, the Company sold its Stevens Point distribution facility (“Stevens Point Warehouse”) for $15.0 million, resulting in a gain of $10.1 million ($6.5 million after-tax). The Company recorded severance and other one-time charges of $2.0 million related to the closure of the Stevens Point Warehouse during fiscal 2014.

Discontinued Operations

During the second quarter of 2014, the Company entered into definitive agreements to sell 18 Rainbow stores in the Minneapolis / St. Paul market to a group of local grocery retailers (the “Buyers”), including SUPERVALU INC. (“Rainbow Store Sale”). The Rainbow Store Sale closed during the third quarter of 2014. The remaining nine Rainbow stores which were not included in the Rainbow Store Sale were closed during the third quarter of 2014 as the Company exited the Minneapolis / St. Paul market entirely. The 27 Rainbow stores are included in discontinued operations in the Consolidated Statement of Comprehensive Income (Loss) for the thirteen and fifty-two weeks ending December 28, 2013 and the fourteen and fifty-three weeks ending January 3, 2015.

Fiscal 2015 Guidance

The Company issued guidance for the first quarter and the full year 2015 in January. The Company expects the following results from continuing operations for its 2015 first quarter and fiscal year:

	Q1 2015	Fiscal 2015
Net Sales	$980 to $990 million	$4.00 to $4.08 billion
Same-store Sales Growth	(0.25%) to (1.25%)	(0.75%) to (2.75%)
Adjusted EBITDA	$27.5 to $32.5 million	$115 to $125 million

Interest Expense
Cash	$12.6 to $13.1 million	$50.3 to $51.3 million
Non-Cash (1)	$1.2 million	$4.7 million
Income Tax Rate	40.0%	40.0%
Capital Expenditures	$10 to $15 million	$68 to $73 million
New Store Openings	1	5
Net (Loss) Per Diluted Share from Continuing Operations	$0.00 to ($0.05)	($0.07) to ($0.18)

(1)	Includes amortization of deferred financing fees and original issue discount.

Conference Call

The Company will host a conference call and audio webcast today, March 4, 2015 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the fourth quarter of fiscal 2014. To access the conference call, participants should dial (888) 949-2791; passcode is 6486936. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through March 18, 2015. A telephone replay will be available through March 18, 2015 by calling (888) 567-0389 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 149 retail grocery stores and 99 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income (Loss), Adjusted Net Earnings (Loss) Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income (Loss).” For a reconciliation of Adjusted Net Income (Loss) from Continuing Operations and Adjusted EBITDA to Net Income (Loss) from Continuing Operations under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President, Investor Relations, Corporate Communications and Public Affairs

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

	Thirteen and Fourteen Weeks Ended		Fifty-two and Fifty-three Weeks Ended
	December 28, 2013	January 3, 2015	December 28, 2013	January 3, 2015
	(Unaudited)	(Unaudited)		(Unaudited)
Net Sales	$853,048	$1,075,752	$3,352,947	$3,855,156
Costs and Expenses:
Cost of sales	625,274	800,201	2,468,062	2,841,922
Operating and administrative	208,665	265,024	798,731	970,691
Goodwill impairment charge	—	—	—	280,014
Asset impairment charge	—	—	—	5,050
Gain on sale of distribution facility	—	(10,084)	—	(10,084)
Interest:
Interest expense, net	11,944	14,395	41,761	54,013
Amortization of deferred financing costs	2,479	572	4,036	2,259
Loss on debt extinguishment	—	—	—	8,576

	848,362	1,070,108	3,312,590	4,152,441

Income (Loss) from Continuing Operations before Income Taxes	4,686	5,644	40,357	(297,285)
Provision (Benefit) for Income Taxes	1,470	(1,862)	14,525	(44,432)

Net Income (Loss) from Continuing Operations	3,216	7,506	25,832	(252,853)
Net Income (Loss) from Discontinued Operations, Net of Tax	5,436	(1,370)	8,706	(57,014)

Net Income (Loss)	$8,652	$6,136	$34,538	$(309,867)

Basic net earnings (loss) per common share:
Continuing operations	$0.07	$0.16	$0.57	$(5.30)
Discontinued operations	$0.12	$(0.03)	$0.20	$(1.19)
Diluted net earnings (loss) per common share:
Continuing operations	$0.07	$0.16	$0.57	$(5.30)
Discontinued operations	$0.12	$(0.03)	$0.19	$(1.19)
Weighted average number of common shares outstanding:
Basic	44,977	48,168	44,949	47,743
Diluted	45,444	48,226	45,299	47,743
Dividends declared per share	$0.12	$—	$0.48	$—
Comprehensive Income (Loss)	$24,949	$(20,608)	$53,038	$(335,488)

Reconciliation of Non-GAAP Amounts

Adjusted Net Income (Loss) from Continuing Operations and Adjusted Net Earnings (Loss) Per Common Share from Continuing Operations (Unaudited)

The following is a summary of the calculation of Adjusted Net Income (Loss) from Continuing Operations and Adjusted Net Earnings (Loss) Per Common Share from Continuing Operations for the thirteen and fifty-two weeks ended December 28, 2013 the fourteen and fifty-three weeks ended and January 3, 2015 (in thousands, except per share amounts):

	Thirteen and Fourteen Weeks Ended		Fifty-two and Fifty-three Weeks Ended
	December 28, 2013	January 3, 2015	December 28, 2013	January 3, 2015
Net Income (Loss) from continuing operations	$3,216	$7,506	$25,832	$(252,853)
Goodwill impairment charge, net of tax	—	—	—	247,062
Loss on disposition of assets, net of tax	—	—	—	277
Stevens Point severance and one-time costs, net of tax	—	152	—	1,204
Asset impairment charge, net of tax	—	—	—	3,032
Gain on sale of distribution facility, net of tax	—	(6,490)	—	(6,490)
Closed facility charge, net of tax	—	4,193	—	4,193
Employee severance costs, net of tax	—	—	—	751
Stevens Point LIFO benefit, net of tax	—	—	—	(3,083)
Deferred taxes valuaton allowance	—	(460)	—	548
State income tax settlement		(1,442)		(1,442)
Loss on debt extinguishment, net of tax	—	—	—	4,728
Write-off of unamortized loan costs related to prepayment of term loan, net of tax	2,017	—	2,017	—
Acquisition and term loan amendment fees, net of tax	592	—	592	—
Reversal of pension withdrawal liability, net of tax	—	—	(608)	—

Adjusted Net Income (Loss) from continuing operations	$5,825	$3,459	$27,833	$(2,073)

Net earnings (loss) per common share:
Basic	$0.07	$0.16	$0.57	$(5.30)
Diluted	$0.07	$0.16	$0.57	$(5.30)

Adjustments per common share, diluted:
Goodwill impairment charge, net of tax	—	—	—	5.17
Loss on acquired assets, net of tax	—	—	—	0.01
Stevens Point severance and one-time costs, net of tax	—	—	—	0.03
Asset impairment charge, net of tax	—	—	—	0.06
Gain on sale of distribution facility, net of tax	—	(0.13)	—	(0.14)
Closed facility charge, net of tax	—	0.09	—	0.09
Employee severance costs, net of tax	—	—	—	0.02
Stevens Point LIFO benefit, net of tax	—	—	—	(0.06)
Deferred taxes valuaton allowance	—	(0.01)	—	0.01
State income tax settlement		(0.03)		(0.03)
Loss on debt extinguishment, net of tax	—	—	—	0.10
Write-off of unamortized loan costs related to prepayment of term loan, net of tax	0.04	—	0.05	—
Acquisition and term loan amendment fees, net of tax	0.01	—	0.01	—
Reversal of pension withdrawal liability, net of tax	—	—	(0.01)	—

Adjusted net earnings (loss) per common share: (1)
Basic	$0.13	$0.07	$0.62	$(0.04)
Diluted	$0.13	$0.07	$0.61	$(0.04)

The Company presents Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA (Unaudited)

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and fifty-two weeks ended December 28, 2013 and the fourteen and fifty-three weeks ended January 3, 2015 (in thousands):

	Thirteen Weeks Ended			Fourteen Weeks Ended
	December 28, 2013			January 3, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net income (loss)	$3,216	$5,436	$8,652	$7,506	$(1,370)	$6,136
Interest expense	11,944	1,468	13,412	14,395	643	15,038
Provision (benefit) for income taxes	1,470	(1,387)	83	(1,862)	1,268	(594)
Depreciation and amortization expense	14,061	2,128	16,189	17,431	—	17,431
LIFO charge	76	—	76	810	—	810
Amortization of deferred financing costs	2,479	154	2,633	572	—	572
Non-cash stock compensation expense	791	—	791	1,009	—	1,009
Gain on sale of distribution facility	—	—	—	(10,084)	—	(10,084)
Stevens Point severance and one-time costs	—	—	—	253	—	253
Closed facility charge	—	—	—	6,989	—	6,989
Acquisition costs	375	—	375	—	—	—
Credit agreement amendment fees	604	—	604	—	—	—

Adjusted EBITDA	$35,016	$7,799	$42,815	$37,019	$541	$37,560

	Fifty-two Weeks Ended			Fifty-three Weeks Ended
	December 28, 2013			January 3, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net income (loss)	$25,832	$8,706	$34,538	$(252,853)	$(57,014)	$(309,867)
Interest expense	41,761	6,114	47,875	54,013	3,275	57,288
Provision (benefit) for income taxes	14,525	2,178	16,703	(44,432)	(21,274)	(65,706)
Depreciation and amortization expense	56,264	8,719	64,983	65,496	3,471	68,967
LIFO charge (benefit)	976	—	976	(3,263)	—	(3,263)
Amortization of deferred financing costs	4,036	318	4,354	2,259	50	2,309
Non-cash stock compensation expense	2,765	—	2,765	3,854	—	3,854
Employee severance costs	—	—	—	1,251	2,196	3,447
Asset impairment charges	—	—	—	5,050	11,143	16,193
Goodwill impairment charge	—	—	—	280,014	—	280,014
Gain on sale of distribution facility	—	—	—	(10,084)	—	(10,084)
Loss (gain) on disposition of assets	—	—	—	464	(1,654)	(1,190)
Stevens Point severance and one-time costs	—	—	—	2,016	—	2,016
Closed facility charge	—	—	—	6,989	9,950	16,939
Multi-employer pension withdrawal charges	—	—	—	—	49,697	49,697
Reversal of pension withdrawal liability	(1,006)	—	(1,006)	—	—	—
Acquisition costs	375	—	375	—	—	—
Credit agreement amendment fees	604	—	604	—	—	—
Loss on debt extinguishment	—	—	—	8,576	472	9,048

Adjusted EBITDA	$146,132	$26,035	$172,167	$119,350	$312	$119,662

The Company presents Adjusted EBITDA, a non GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs, costs related to acquisitions, costs related to debt financing activities, goodwill and asset impairment charges, gain or loss on the disposition of assets, one-time charges due to the closing of stores or a distribution facility and Adjusted EBITDA from discontinued operations. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 28, 2013	January 3, 2015
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$78,214	$58,576
Notes and accounts receivable, less allowance for losses	36,700	39,009
Merchandise inventories	268,281	275,457
Prepaid expenses	9,219	21,536
Income taxes receivable	1,704	14,818
Deferred income taxes	8,086	4,439
Current assets of discontinued operations	46,343	6,518

Total current assets	448,547	420,353

Property and Equipment, net	301,926	320,263
Other Assets:
Other assets, net of amortization of certain intangible assets	59,846	53,244
Long-term assets of discontinued operations	75,239	27,971
Goodwill	577,537	297,523

Total other assets	712,622	378,738

Total assets	$1,463,095	$1,119,354

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$221,014	$234,572
Accrued wages and benefits	31,240	37,141
Other accrued expenses	42,541	51,861
Current maturities of long-term debt and capital lease obligations	1,322	1,459
Income taxes	127	—
Current liabilities of discontinued operations	46,182	20,135

Total current liabilities	342,426	345,168

Long-term Debt and Capital Lease Obligations	717,997	641,197
Deferred Income Taxes	77,826	40,444
Other Liabilities	69,502	106,940
Long-term Liabilities of Discontinued Operations	28,917	71,993

Total liabilities	1,236,668	1,205,742

Commitments and Contingencies
Shareholders’ Equity (Deficit):
Preferred stock (5,000 shares authorized at 12/28/13 and 1/3/15, respectively, $0.01 par value, 0 shares at 12/28/13 and 1/3/15, respectively, issued and outstanding)	—	—
Common stock (150,000 shares authorized, $0.01 par value, 46,777 shares and 49,334 shares at 12/28/13 and 1/3/15, respectively, issued and outstanding)	468	493
Additional paid-in capital	116,874	140,004
Retained earnings (accumulated deficit)	137,545	(172,804)
Accumulated other comprehensive loss	(28,460)	(54,081)

Total shareholders’ equity (deficit)	226,427	(86,388)

Total liabilities and shareholders’ equity	$1,463,095	$1,119,354

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 28, 2013	January 3, 2015
		(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$34,538	$(309,867)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Goodwill impairment charge	—	280,014
Asset impairment charges	—	16,193
Multi-employer pension withdrawal charge	—	49,697
Depreciation of property and equipment and amortization of intangible assets	64,983	68,967
Amortization of deferred financing costs	4,354	2,309
Gain on sale of distribution facility	—	(10,084)
Gain on sale of discontinued operations	—	(1,654)
(Gain) loss on sale of property and equipment and other assets	125	(300)
LIFO charge (benefit)	976	(3,263)
Deferred income taxes	3,894	(42,132)
Loss on debt extinguishment	—	9,048
Amortization of debt discount	3,040	2,476
Stock-based compensation expense	2,765	3,854
Changes in operating assets and liabilities:
Notes and accounts receivable	(5,720)	(338)
Merchandise inventories	(10,425)	17,713
Prepaid expenses	(161)	(8,579)
Other assets	360	78
Accounts payable	11,194	(22,185)
Accrued expenses and other liabilities	2,312	16,005
Income taxes	(8,196)	(20,001)

Net cash flows provided by operating activities (1)	104,039	47,951

Cash Flows From Investing Activities:
Capital expenditures	(67,109)	(91,757)
Proceeds from Rainbow Store Sale	—	76,907
Proceeds from sale of distribution facility	—	14,988
Proceeds from sale of property and equipment	531	1,195
Payment for business acquisitions	(36,000)	—

Net cash flows (used in) provided by investing activities (1)	(102,578)	1,333

Cash Flows From Financing Activities:
Dividends paid to common shareholders	(21,676)	(150)
Payments of withholding taxes for vesting of restricted stock shares	(390)	(719)
Borrowings on revolving credit facility	54,750	478,000
Payments made on revolving credit facility	(54,750)	(478,000)
Proceeds from long-term borrowings	—	450,800
Issuance of notes	193,998	—
Payments of debt and capital lease obligations	(158,902)	(536,432)
Issuance of common stock, net of issuance costs	—	19,301
Debt issuance and refinancing fees and related expenses	(4,566)	(5,686)
Credit agreement amendment fees and expenses	(636)	—

Net cash flows provided by (used in) financing activities (1)	7,828	(72,886)

Net increase (decrease) in Cash and Cash Equivalents	9,289	(23,602)
Cash and Cash Equivalents, Beginning of Period (2)	72,889	82,178

Cash and Cash Equivalents, End of Period (2)	$82,178	$58,576

Supplemental Cash Flow Information:
Cash paid for interest	$44,195	$59,480
Cash paid (refunded) for income taxes	21,005	(3,573)

(1)	Includes activities from continuing operations and discontinued operations.
(2)	Includes cash and cash equivalents included in assets of discontinued operations.